UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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KEITHLEY INSTRUMENTS, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 13, 2010 GENERAL INFORMATION
PROPOSAL ONE: ELECTION OF DIRECTORS
Nominees for Election
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Committee Report
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2009
OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2009
OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2009
PENSION BENEFITS AT SEPTEMBER 30, 2009
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2009
POTENTIAL PAYMENTS UPON EMPLOYMENT TERMINATION, DEATH OR CHANGE OF CONTROL
DIRECTOR COMPENSATION
Audit Committee Report
PRINCIPAL ACCOUNTANT FEES AND SERVICES
PROPOSAL TWO: RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLC AS THE COMPANY’S INDEPENDENT ACCOUNTANTS
PRINCIPAL SHAREHOLDERS
OTHER MATTERS

December 29, 2009

TO THE SHAREHOLDERS OF KEITHLEY INSTRUMENTS, INC.

This year’s Annual Meeting of Shareholders of Keithley Instruments, Inc. will be held at 12:00 Noon (EST), Saturday, February 13, 2010, at our corporate headquarters, 28775 Aurora Road, Cleveland, Ohio.

In addition to acting on the matters outlined in the Proxy Statement, we look forward to reviewing with you the results of the first quarter, which will end on December 31, 2009. As in the past, there will be an informal presentation on the Company’s business.

We hope that you are planning to attend the Annual Meeting personally, and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.

On behalf of the directors and management of Keithley Instruments, Inc., we would like to thank you for your continued support and confidence in the Company.

Sincerely yours,

Joseph P. Keithley
Chairman, President and Chief Executive Officer

Keithley Instruments, Inc. 28775 Aurora Road Cleveland, Ohio 44139-1891 440-248-0400 • Fax: 440-248-6168 http://www.keithley.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Keithley Instruments, Inc. will be held at the Company’s corporate headquarters, 28775 Aurora Road, Cleveland, Ohio, on Saturday, February 13, 2010, at 12:00 Noon (EST), for the following purposes:

(1) To elect eight members of the Board of Directors to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified;

(2) To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending September 30, 2010; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of common shares and Class B common shares of record at the close of business on Tuesday, December 15, 2009, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

John M. Gherlein
Secretary

December 29, 2009

Please sign, date and return the enclosed proxy promptly.
A return envelope is enclosed for your convenience.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on February 13, 2010: This proxy statement and Keithley Instrument’s 2009 annual report to shareholders are also available on Keithley Instruments’ website at http://ir.keithley.com

KEITHLEY INSTRUMENTS, INC.

28775 Aurora Road
Cleveland, Ohio 44139

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 13, 2010

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of Keithley Instruments, Inc. (the “Company” or “Keithley”) for use at the Annual Meeting of Shareholders of the Company to be held on February 13, 2010, at 12:00 Noon (EST), at the Company’s corporate headquarters, 28775 Aurora Road, Cleveland, Ohio, and any adjournment or postponement thereof. This Proxy Statement and the accompanying President’s letter, notice and proxy, together with the Company’s annual report to shareholders for the fiscal year ended September 30, 2009, are first being sent to shareholders on or about December 30, 2009.

Solicitation of Proxies

The solicitation of proxies is made by and on behalf of the Board. The expense of soliciting proxies, including the cost of preparing, assembling and mailing the proxy materials, will be borne by the Company. In addition to solicitation of proxies by mail, solicitation may be made personally and by telephone, and the Company may pay persons holding shares for others their expenses of sending proxy materials to their principals. No solicitation will be made other than by directors, officers and employees of the Company.

The presence of a shareholder at the Annual Meeting will not operate to revoke the shareholder’s proxy. Any shareholder giving a proxy pursuant to this solicitation may revoke it by giving notice to the Company in writing or in open meeting. All properly executed proxies received by the Board or the Company pursuant to this solicitation will be voted at the Annual Meeting in accordance with the directions contained in such proxies. If no directions are given, properly executed proxies will be voted FOR the election of the nominees named in this Proxy Statement and FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending September 30, 2010, with discretionary authority to vote on all other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date and Voting Rights

The close of business on December 15, 2009 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

As of the close of business on December 15, 2009, there were outstanding 13,599,421 common shares, without par value, of the Company, and 2,150,502 Class B common shares, without par value, of the Company. The holders of outstanding common shares on that date will be entitled to one vote for each share held, and the holders of outstanding Class B common shares on that date will be entitled to ten votes for each share held. Proxies received by the Company but marked as abstentions or broker non-votes will not count in favor of, or against, election of a nominee for director. Broker non-votes will have no effect on and abstentions will have the effect of a vote against the ratification of PricewaterhouseCoopers LLP.

The Ohio Revised Code, as it applies to the Company, provides that if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that such shareholder desires the voting to elect directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice, then each shareholder shall have cumulative voting rights in the election of directors, enabling such shareholder to give one nominee for director as many votes as is equal to the number of directors to be elected multiplied by the number of shares in respect of which such shareholder is voting, or to distribute votes on the same principle among two or more nominees, as such shareholder sees fit. If cumulative voting is in effect, the persons named in the proxy will vote shares represented thereby so as to elect as many of the eight nominees named herein as possible.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, or any adjournment or postponement thereof, common shares and Class B common shares represented by proxies, unless otherwise specified, will be voted for the election as directors of the eight persons named below who have been nominated by the Board following the recommendation of the Board’s Nominating and Corporate Governance Committee.

Each of the directors to be elected at the meeting is to serve until the next Annual Meeting and until his or her successor shall have been duly elected and qualified. Pursuant to the Company’s Amended Articles of Incorporation, one-fourth (calculated to the nearest whole number) of the number of authorized directors, which equals three directors, is entitled to be elected by the common shares voting separately as a class. Messrs. Bachman, Jackman and Reddy have been nominated as the directors to be so elected by the holders of the common shares of the Company. The remaining five nominees are to be elected by the holders of the common shares and the Class B common shares voting together. The three nominees receiving the greatest number of votes of the common shares voting separately as a class, and the five other nominees receiving the greatest number of votes of the common shares and the Class B common shares voting together without regard to class, will be elected as directors.

Each of the nominees is presently a member of the Board and each has indicated his or her willingness to serve as a director, if elected. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by proxies will be voted for the election of any substitute nominee that may be named by the Board.

Nominees for Election

Set forth below is certain information, as of December 15, 2009, with respect to each person nominated for election as a director.

Name and Age of Nominee	Business Experience	Director Since

Joseph P. Keithley Age 60
Joseph P. Keithley was elected Chairman of the Board of Directors in February 1991. He was elected Chief Executive Officer in November 1993, and President in May 1994. He has been a director since 1986, and was elected Vice Chairman of the Board in February 1988. Mr. Keithley joined the Company in 1976 and held various positions in production, customer service, sales and marketing prior to being elected Vice President of Marketing in 1986. From 1986 until his election to Chief Executive Officer in 1993, Mr. Keithley held various management positions within the Company. Director of Brush Engineered Materials Inc., an integrated producer of high performance specialty engineered materials used in a variety of electrical, electronic, thermal and structural applications, and a director of Nordson Corporation, a worldwide producer of precision dispensing equipment and manufacturer of equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes.
		1986
Brian R. Bachman (1) Age 64	Private Investor and Managing Partner of River Farm LLC, an agriculture and business consulting company from September 2004 to the present. From 2000 until 2002, Mr. Bachman served as the Chief Executive Officer and Vice Chairman of Axcelis Technologies, which produces equipment used in the fabrication of semiconductors. Director of Kulicke and Soffa Industries Inc., a supplier of equipment to the semiconductor assembly market; and director of Trident Microsystems, a supplier of HD video processing integrated circuits (ICs) for flat panel televisions and set top box.	1996
James B. Griswold Age 63	Chief Investment Officer of Danville Partners LLC, a private equity firm, from May 2007 to the present. Retired Partner in the law firm of Baker & Hostetler LLP concentrating in the areas of mergers and acquisitions, venture capital, financing business negotiations, and assisting entrepreneurs and high-growth companies.	1989

Name and Age of Nominee	Business Experience	Director Since

Leon J. Hendrix, Jr. Age 68
Private Investor. Retired Chairman of the Board of Remington Arms Co. from 1997 to June 2007, a manufacturer and marketer of firearms and ammunition. Principal, Clayton, Dubilier & Rice, Inc., a private investment firm, from 1993 to 2000. Chief Operating Officer of Reliance Electric Company from 1992 to 1993, Executive Vice President of Reliance from 1989 to 1992 and Vice President of Corporate Development of Reliance from 1987 to 1989. Reliance Electric is now a part of Baldor Electric Co., a worldwide manufacturer of industrial electric motors, drives and generators. Director of Cambrex Corp., a provider of products and services to the life sciences industries. Member and Past Chairman of the Board of Trustees of Clemson University.
1990
Brian J. Jackman (1) Age 68
President, The Jackman Group, Inc., a management consulting organization formed in 2005. From 1998 until his retirement in 2001, Mr. Jackman served as President, Global Systems and Technology of Tellabs, Inc., which designs, deploys and services optical networking, broadband access and voice-quality enhancement equipment for the telecommunications industry. He also served as Tellab’s President of Operations from 1993 to 1998, and held various sales and marketing positions during his tenure. Prior to joining Tellabs, Mr. Jackman held various systems, sales and marketing positions with IBM Corporation, which manufactures and markets advanced information processing products, including computer and microelectronic technology, software and networking systems. Director of PCTEL, Inc., a leading supplier of products which simplify mobile connectivity, and Open Texttm Corporation, a provider of Enterprise Content Management solutions for global organizations.
2005
Dr. N. Mohan Reddy (1) Age 56
Dean of the Weatherhead School of Management, Case Western Reserve University since 2006. Albert J. Weatherhead, III Professor of Management since January 2007, Associate Professor of Marketing since 1991 and Keithley Professor of Technology Management from 1996 to 2006 at the Weatherhead School of Management, Case Western Reserve University. Consultant to firms in the electronics, semiconductor and telecommunications industries on commercializing new technologies and marketing strategy implementation. Director of Brush Engineered Materials, Inc., an integrated producer of high performance specialty engineered materials used in a variety of electrical, electronic, thermal and structure applications.
2001

Name and Age of Nominee	Business Experience	Director Since

Thomas A. Saponas Age 60	Private Investor. Mr. Saponas served as the Senior Vice President and Chief Technology Officer of Agilent Technologies, Inc. from April 1999 until he retired in October 2003. Prior to Agilent’s spin-off from Hewlett-Packard, Mr. Saponas was Vice President and General Manager of Hewlett-Packard’s Electronic Instruments Group from June 1998 to April 1999. Mr. Saponas joined Hewlett-Packard in 1972 and held a number of other positions prior to those listed. Director of Procera Networks, a global provider of networking infrastructure equipment.	2006
Barbara V. Scherer Age 53	Senior Vice President Finance & Administration and Chief Financial Officer of Plantronics, Inc. since 1998. Vice President Finance & Administration and Chief Financial Officer from 1997 to 1998. Plantronics is a leading provider of headsets to telephone companies and the business community worldwide. Prior to joining Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an employee with The Boston Consulting Group and was a member of the corporate finance team at ARCO.	2004

(1)	Elected by holders of common shares only.

CORPORATE GOVERNANCE

Board Committees and Meetings

The Board held five meetings during the fiscal year ended September 30, 2009. During that fiscal year, no director attended fewer than 75% of the aggregate of meetings of the Board and committees on which he or she served.

The Company has not established a formal policy regarding director attendance at the Company’s annual meeting of shareholders. However, the annual meeting has generally been scheduled on the same day as a regular board meeting. All of the Company’s directors attended the 2009 annual shareholders’ meeting, except Mr. Hendrix.

During fiscal 2009, the Company had five standing committees: the Executive Committee, the Audit Committee, the Compensation and Human Resources Committee, the Strategy Committee, and the Nominating and Corporate Governance Committee. In August 2009, the Strategy Committee, which consisted of all of the members of the Board, was eliminated and its responsibilities were shifted to the full Board. Each of these committees has a written charter approved by the Board. The Board has also adopted Corporate Governance Guidelines. A copy of the charters for the Audit Committee, Compensation and Human Resources Committee and Nominating and Corporate Governance Committee and the Corporate Governance Guidelines can be found under the “Investor Relations” section of our website at www.keithley.com. Set forth below is the current membership of each standing committee of the Board.

Nominating and
		Compensation and	Corporate
		Human Resources	Governance
Executive Committee(1)	Audit Committee(2)	Committee(3)	Committee(4)

Joseph P. Keithley (Chairman)	Barbara V. Scherer (Chairman)	Brian R. Bachman (Chairman)	James B. Griswold (Chairman)
James B. Griswold	Brian J. Jackman	Leon J. Hendrix, Jr.	Dr. N. Mohan Reddy
Dr. N. Mohan Reddy	James B. Griswold	Dr. N. Mohan Reddy	Thomas A. Saponas
Thomas A. Saponas

(1)	During fiscal year 2009, James T. Bartlett served on the Executive Committee until he was replaced by Mr. Reddy in February 2009.

(2)	During fiscal year 2009, Mr. Bartlett and R. Elton White served on the Audit Committee until their terms as director ended and Mr. Jackman was appointed in February 2009.

(3)	During fiscal year 2009, Ms. Scherer served on the Compensation and Human Resources Committee until she was replaced by Dr. Reddy in February 2009.

(4)	During fiscal year 2009, Mr. Bartlett served as chairman of the Nominating and Corporate Governance Committee until he was replaced by Mr. Griswold in February 2009.

Director Independence

The Board has determined that all of the directors, except for Mr. Keithley, are independent directors applying the standards set forth in the New York Stock Exchange listing standards. All of the members of the Board’s Audit Committee, Compensation and Human Resources Committee and Nominating and Corporate Governance Committee are currently, or during fiscal year 2009 for those no longer serving in such capacity were, independent directors and met the independence criteria of the New York Stock Exchange listing standards with respect to such committee membership.

Non-Management Directors and Lead Director

The non-management directors, all of whom are independent, meet in executive session without management during each board meeting. Such directors have appointed Brian J. Jackman to serve as the Lead Director and preside over these executive sessions. Shareholders and other interested parties may communicate with the Lead Director, the non-management directors or the independent directors by sending a letter marked “Confidential” and addressed to:

Keithley Instruments, Inc. Board of Directors
Attention: Lead Director/Non-Management Directors/Independent Directors (as applicable)
c/o Rosanne Sharrone
Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139

You may also send an email to the Lead Director or the non-management directors through Keithley Instruments, Inc., Office of the President at rsharrone@keithley.com by indicating “Lead Director,” “Non-Management Directors” or “Independent Directors” in the subject line. The email will be forwarded to the intended recipient(s).

Executive Committee

The Executive Committee is authorized to exercise all of the powers of the Board between meetings of the Board. All actions of the Executive Committee are reported to the Board at its first meeting following such action or actions. The Executive Committee held no meetings and acted once by written action during fiscal year 2009.

Audit Committee

The Audit Committee is responsible for assisting the Board in overseeing:

•	the integrity of the financial statements of the Company;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s independent registered public accounting firm’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent registered public accounting firm.

The Board has determined that Ms. Scherer is an audit committee financial expert within the meaning of Item 407 of Regulation S-K under the federal securities laws. Pursuant to its charter, the Audit Committee reviews transactions between the Company and its directors and others, and with firms that employ directors, and any other material related party transactions, including those requiring disclosure under Item 404(a) of Regulation S-K under the federal securities laws. The Audit Committee does not have written policies, procedures or standards that it applies in such review. The Audit Committee held eight meetings during fiscal year 2009.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee’s responsibilities are to review and approve the goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, other executive officers and other employees who report to the Company’s Chief Executive Officer. Toward that end, the Committee oversees all compensation, equity and employee benefit plans and payments. The Committee is also responsible for periodically evaluating compensation for members of the Board and its committees and to review and approve changes in compensation and plans relating to director compensation. These responsibilities are detailed in the Committee Charter. Members of the committee are independent directors under the listing standards of the New York Stock Exchange, “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation and Human Resources Committee held eight meetings during fiscal year 2009.

The Compensation and Human Resources Committee has retained Radford, the human resources consulting unit of Aon Consulting, to provide assistance and advice with respect to executive compensation. The consultants report directly to the Chairperson of the Compensation and Human Resources Committee, although they also provide advice and discuss compensation issues directly with management. Over the past year, the consultant has, at the direction of the Compensation and Human Resources Committee, provided information and advice on a range of subjects as described under the caption “Executive Compensation and Related Information — Compensation Discussion and Analysis.”

The Chief Executive Officer and Chief Operating Officer attend committee meetings by invitation to provide input with respect to compensation and performance assessments of executive officers. In addition, the Chief Financial Officer attends certain meetings by invitation to provide input with respect to compensation plans. Consistent with the equity award grant policy adopted by the Board, the Committee delegates to the Chief Executive Officer authority to grant a limited number of equity awards as further described under “Executive Compensation and Related Information — Compensation Discussion and Analysis — Equity Award Granting Practices.”

Strategy Committee

During fiscal 2009, the Strategy Committee was responsible for ensuring that management has in place strategies and action plans as well as useful planning and control systems to enable the Company to meet its objectives. The Strategy Committee held four meetings during fiscal year 2009. The Board determined to disband the Strategy Committee in August 2009 in the interest of improving the efficiency of the Board and, accordingly, the former responsibilities of the Strategy Committee are now undertaken by the full Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for assisting the Board in identifying individuals qualified to become Board members; to recommend board committee structure, membership and operations; to develop and recommend to the Board a set of effective corporate governance policies and procedures and to lead the Board in its annual review of the Board’s performance. The Nominating and Corporate Governance Committee held two meetings during fiscal year 2009.

The charter of the Nominating and Corporate Governance Committee provides that the Committee shall make recommendations to the Board regarding director nominations, including director candidates recommended by shareholders. If a shareholders wishes to recommend a candidate, they should send their recommendation, with a description of the candidate’s qualifications, to: Chairman, Nominating and Corporate Governance Committee, c/o Rosanne Sharrone, Keithley Instruments, Inc., 28775 Aurora Road, Cleveland, Ohio 44139. The Committee has

not established specific minimum qualifications a candidate must have in order to be recommended by the Committee. However, in determining qualifications for new directors, the Committee will periodically establish and review Board succession plans, establish the experience and attributes needed to fulfill its responsibilities and work with the Chief Executive Officer to identify management’s needs for advice and counsel. A director candidate pool will be established from recommendations from shareholders and the Board. Additionally, the Nominating and Corporate Governance Committee may retain a board search consultant to identify and recruit potential directors.

Communicating with the Board of Directors

Shareholders and other interested parties may send written communications to the Board by mailing them to the Board of Directors, c/o Joseph P. Keithley, Chairman, Keithley Instruments, Inc., 28775 Aurora Road, Cleveland, Ohio 44139. All communications will be forwarded to the directors.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to all employees, executive officers and directors of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of Company assets, accounting and recordkeeping, fair competition and fair dealing, business gifts and entertainment, payments to government personnel, and the reporting of illegal or unethical behavior. The Code of Business Conduct and Ethics is posted under the “Investor Relations” section of our website at www.keithley.com. Any waiver of any provision of the code granted to an executive officer or director may only be made by the Board or a Committee of the Board authorized to do so and will be promptly disclosed on the Company’s website at www.keithley.com.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This section describes the material elements of the Company’s compensation objectives and policies and the application of these objectives and policies to the Company’s executive officers, particularly the individuals named in the Summary Compensation Table on page 18.

Executive Compensation Governance

The Compensation and Human Resources Committee (the “Committee”) of the Board of Directors is responsible for reviewing and approving the Company’s executive compensation policies and objectives, evaluating executive management, setting executive compensation, and reviewing and approving the Company’s incentive compensation plans and equity based compensation plans for all eligible employees. Additionally, the Committee reviews and approves the amount and form of compensation to be paid to directors for serving on the Board of Directors and its committees. The Committee meets at least quarterly and more frequently as circumstances require. These responsibilities and other governance matters concerning the Committee are described under the caption “Corporate Governance.”

The Committee has selected and retained Radford, a business unit of Aon Consulting, as an independent consultant on compensation issues. The Committee engaged Radford to provide the Committee peer group analysis, survey data and counsel on compensation trends and issues, including compensation levels for officers and the Board of Directors, equity grants (both amount and grant terms) and stock ownership guidelines. The Committee has available to it relevant data and information regarding all elements of compensation as it makes its decisions regarding each element of compensation for the named executive officers. In fiscal year 2009, the Company paid Radford approximately $76,500 for its services to the Committee and Radford did not otherwise provide consulting or advisory services to the Company.

Executive Compensation Philosophy

The Committee seeks to achieve a pay for performance culture through the Company’s executive compensation programs with the following goals:

•	Motivate executives to create shareholder value;

•	Align the executives’ and shareholders’ short-term and long-term interests; and

•	Attract, reward and retain high-performance executives.

In particular, the Company’s compensation programs are designed to reward the achievement of sales and earnings growth, quality of earnings and appreciation in the Company’s share price. The Committee also endeavors to set compensation levels that are competitive with companies that are our direct competitors in the test and measurement industry as well as a broader group of technology companies with which we compete for employees.

The Committee evaluates the Company’s compensation program at least annually to ensure that compensation opportunities provided to key executives are competitive with the compensation packages provided to similarly situated executives in the Company’s peer group and market surveys of similar companies. The Committee also reviews whether the program motivates executives to take the actions necessary to create shareholder value. The Committee seeks to foster a performance-oriented environment by making a significant portion of each executive’s cash and equity compensation based on the achievement of performance that the Committee believes will drive shareholder value creation. For fiscal year 2009, however, global economic conditions and their effect on the Company and its industry led the Company to cancel its cash bonus program for fiscal year 2009 and to award equity incentives in the form of stock options and restricted stock instead of performance unit awards, as discussed in more detail below.

The Committee allocates total compensation between currently paid cash compensation and long-term compensation. Although this allocation may vary from year to year, for fiscal year 2009 the allocation for Mr. Keithley, our chief executive officer, or CEO, was 100% cash and for Ms. Rae, our chief operating officer, or COO, was approximately 90% cash and 10% long-term compensation. For our other executive officers, the allocation ranged from 84% to 91% cash and 16% to 9% long-term compensation. The allocations are generally based on market competitiveness and the impact that the Committee believes each executive has on the Company’s long-term strategy. The executives with a greater impact on our long-term strategy and financial performance generally receive a higher percentage of long-term compensation. For fiscal year 2009, the allocations for all executive officers were affected by cost cutting-measures and the decision not to award performance shares or, in the case of Mr. Keithley, any equity awards.

Executive Compensation Methodologies

The design of the Company’s executive compensation program has two principal aspects:

•	Establishing an overall total targeted compensation amount for each individual executive that is competitive within our industry; and

•	Establishing for each individual executive the appropriate mix of base salary, and target bonus and equity incentive compensation tied to performance goals and the value of our common shares.

The Committee endeavors to set the sum of all four components of our compensation program (base salary, annual cash bonus, long-term stock awards, and health and welfare benefits), or total direct compensation, at median levels for the executive’s position based on a review of peer group companies and two-broadly-based compensation surveys as described more fully below. The Committee targets executives’ compensation at the market median because it believes the median ensures that our compensation program is sufficiently competitive to attract and retain talented executives and maintain both internal and external pay equity. Further, our annual bonus and long-term incentive awards are typically structured to offer above median total direct compensation for superior company performance. In addition, compensation decisions regarding specific individuals are impacted by individual job performance, internal pay equity, Company performance and significant changes in the competitive landscape for individuals possessing the skills we require. For fiscal year 2009, global economic conditions and their impact on the Company’s performance and cash position also significantly factored into the Committee’s compensation decisions, as it balanced its usual considerations against the need for the Company and its peers to scale back overall compensation amounts.

The Committee annually reviews market information about executive compensation provided by Radford, together with performance assessments of our executives and recommendations provided by the CEO and COO (with the exception of Mr. Keithley for which no recommendation is made and Ms. Rae whose recommendation is made solely by the CEO). Generally, the Committee seeks to set executive officers’ base salaries to fall within a range of +/- 10% of the median of surveyed companies, target bonus (as a percentage of salary) at approximately median, and target long-term compensation at median within the overall objective of targeting median total direct compensation in total for each executive. From year to year, target long-term compensation may be constrained by the rate at which equity is issued under our equity compensation plans, or “burn rate.” If the Company has above-average performance, actual total compensation could exceed the median for total compensation for the surveyed companies in a given year.

For fiscal year 2009, the Committee generally continued to follow these methodologies; however, compensation levels were further constrained by the Company’s cost-cutting efforts in response to the global economic downturn. The Committee did not increase the base salaries of any executives and, in December 2008, the Company generally implemented a Company-wide salary reduction (12% for Messrs. Keithley and Plush and Ms. Rae and 10% for most other salaried personnel), and cancelled the bonus program for all executive officers and other key employees. In addition, the Committee deferred its usual equity award grants until February of 2009 so that it would have some additional visibility into the extent of the downturn and its effect on the Company and its customers. When the awards were made in February 2009, the Committee determined to make these awards in the form of options and restricted unit awards, rather than awarding any performance award units, due to the difficulty of setting appropriate performance targets in the uncertain economic environment. As a result, total compensation for all of the named executive officers was below the market median and in most cases, below the 25th percentile.

In determining what it believes to be market median for executive positions, the Committee obtains market information from Radford regarding competitive market compensation data available from the proxy statements of peer group companies selected by the Committee and from two broad-based electronics industry surveys. The

Committee reviews the peer group each year to ensure that it continues to be comprised of companies appropriate for purposes of comparison. Generally, the Committee establishes the peer group so that, based on revenues, the Company rank is near the 50th percentile. To achieve this result for fiscal year 2009, the Committee had to remove four companies from last year’s list due to mergers and acquisitions. The peer group for fiscal year 2009 consists of 11 publicly traded corporations that are headquartered in the United States with whom we compete for employees with similar skills. The following companies comprised the fiscal year 2009 peer group:

• Analogic Corporation	• Cascade Microtech, Inc.
• Credence Systems Corporation	• Eagle Test Systems, Inc.
• EXFO Electro Optical Engineering, Inc.	• LeCroy Corporation
• LTX Corporation	• Nanometrics, Inc.
• Photon Dynamics, Inc.	• Rudolph Technologies, Inc.
• Therma-Wave, Inc.	• Tollgrade Communications, Inc.
• Veeco Instruments, Inc.	• X-Rite, Inc.
• Zygo Corp.

In addition, Radford supplemented the peer group data with data from two broad-based surveys covering companies in the electronics industry with revenue generally between $50 and $250 million to calculate a median consisting of a blended average of the two broad-based surveys and data from the peer group. The Committee uses the blended average to minimize the impact of any outlaying data points and because, in certain circumstances, the companies in the peer group do not have proxy data for similarly situated executive positions that can be used for comparison to one or more of our executives.

Our management works with Radford to make specific recommendations to the Committee with regard to compensation based upon the market data and management’s assessment of the performance of each individual executive officer (other than the CEO). For the CEO’s compensation, the Lead Director and the Chairman of the Committee lead an assessment by the independent directors of the CEO’s performance. Each independent director is asked to provide a confidential written assessment of the CEO to the Lead Director and to the Chairman of the Committee. The Committee Chairman then prepares a consolidated review, which is distributed to the Lead Director, and then to the independent directors for comment. Based on this assessment and the market data, the Committee sets the CEO’s compensation, and discusses its recommendations with the independent directors. This process was modified beginning with the establishment of the CEO’s fiscal year 2010 compensation, with the Lead Director taking the primary role in soliciting and consolidating the assessments by the other independent directors. Compensation amounts realized from past years and prior year equity awards are generally not considered in the current year’s determination of each individual’s compensation package. The impacts of tax or accounting treatments for particular forms of compensation also are generally not considered, except to the extent they reflect industry norms.

All salary changes for executive officers are generally made effective each January 1 and base pay levels and long-term incentive awards are generally determined and approved near the end of the calendar year at a regularly scheduled Committee meeting. The date is determined well in advance and generally occurs at the same time each year (in November) in connection with regularly scheduled Board and Committee meetings. For fiscal year 2009, preliminary annual bonus targets were reviewed at the Committee meeting held in September 2008, and final annual bonus targets were reviewed and approved at a meeting in October. At its September and October 2008 meetings, the Committee reviewed the assumptions used and calculations made to determine the Consolidated Net Sales and Return on Assets (“ROA”) components of the bonus plan and the potential Performance Share Award Unit Program. At its regularly scheduled November 2008 meeting, as noted above, the Committee deferred its decision with respect to the Performance Share Award Unit Program until February 2009, when it elected not to make any awards under the program. In December 2008, the Committee approved salary reductions and cancelled the bonus plan for fiscal year 2009.

Elements of Executive Compensation

The Company’s executive compensation program provides the named executive officers with the elements of compensation described below.

Base Salary

Executive officers’ base salaries are benchmarked against the market median of the proxy data and the surveys discussed above. In general, for those executive officers who are not new to their positions and who are performing well, their salaries are targeted to the market median. The Committee typically considers salary increases based upon individual experience and performance and to ensure the Company’s compensation remained competitive with market movements for individuals with similar skills and experience in similar industries, with a target percentage for each of these individuals within a range of 10% of median. As noted above, as part of the cost-cutting efforts in response to the economic downturn, the Committee generally implemented a Company-wide 10% salary reduction (12% for Messrs. Keithley and Plush and Ms. Rae).

The following table sets forth the annualized base salary and the percentage decrease for each named executive officer for fiscal year 2009.

		% Increase (Decrease) Over
Named Executive Officer	Annual Base Salary	2008 Base Salary(1)

Joseph P. Keithley	$374,162	(12)%
Mark J. Plush	$224,918	(12)%
Linda C. Rae	$247,514	(12)%
Larry L. Pendergrass	$201,600	(10)%
Daniel A. Faia	$250,000	N/A

(1)	Mr. Faia joined the Company in February 2009, and therefore, was not subject to the salary reductions implemented on January 1, 2009.

Annual Bonus Program under the Annual Incentive Compensation Plan

The Committee typically determines target bonus awards under the Annual Incentive Compensation Plan, which are expressed as a percentage of base salary, for each executive officer based on the blended average market median discussed above determined by Radford for similar positions. The target bonus amounts are determined by the Committee, with consideration of the CEO’s recommendations (other than with respect to his own). Given the timing of salary increases, the prior year’s base salaries are usually used for determining target bonus awards in the current fiscal year Annual Incentive Compensation Plan. For each executive, the Committee establishes a performance threshold and target and a level at which the executive’s maximum bonus is earned. Awards under the plan are paid based upon actual performance against the pre-established performance objectives for the year approved by the Committee. At or below threshold performance, no bonus is earned. If Company performance is above threshold, payouts progress up to a maximum of two times the target bonus amount established for each executive. For fiscal year 2009, the Committee initially established bonus awards under the Annual Incentive Compensation Plan at a level such that if the Company had achieved its annual business plan, the payout under the Annual Incentive Compensation Plan would have been 100% of target.

For fiscal year 2009, the Committee established pre-tax ROA and Consolidated Net Sales as the two quantitative performance measures for the Annual Incentive Compensation Plan, although as noted above, the Annual Incentive Compensation Plan was cancelled for fiscal year 2009 and no payouts were earned or awarded under the Annual Incentive Compensation Plan.

Long-Term Compensation Program

The purpose of the Company’s long-term incentive compensation program is provide a substantial equity incentive for our executive officers to manage the business for the long-term, complementing the annual bonus that rewards performance in a particular year, and to reward them for the performance of the Company and its common shares over multi-year periods.

The Committee has historically awarded long-term compensation in the form of annual non-qualified stock option grants, and for fiscal years 2006, 2007 and 2008, performance award units, both of which were granted under the Company’s 2002 Stock Incentive Plan. Performance award units entitle the executive to receive a specified number of Common Shares if performance goals have been achieved as of the end of the performance period. The

Committee has not established any long-term incentive programs that are settled in cash because the Committee believes that stock settled programs offer better alignment between the interests of our executive officers and our shareholders. The Committee in the past had generally not awarded restricted stock or restricted stock units to executive officers as part of the annual equity grants but, beginning in fiscal year 2009, expected to award restricted stock units to executive officers in lieu of non-qualified stock options and established guidelines for the 10-year retention of a portion of the restricted stock unit awards as part a change in its long-term compensation philosophy. See “Other Compensation Plans and Perquisites — Company Stock Ownership Guidelines.”

Radford establishes a median dollar value for competitive long-term pay for each executive officer position based on the blended average market median described above. During the past few years, the Committee had awarded a mix of non-qualified stock options and performance award units with a targeted value at or near the market median for each position, with adjustments for individual performance. The allocation between options and performance award units reflected the executives’ ability to impact the Company’s execution of its long-term plans, and therefore, a greater emphasis on pay for performance. Mr. Keithley and Ms. Rae generally received a 50-50 split between options and performance award units and the other executive officers generally received a 40-60 split of options and performance award units.

However, for fiscal year 2009, the Committee awarded a mix of non-qualified stock options and restricted stock units (other than to Mr. Faia), rather than performance award units, in order to better align the Company’s management with its shareholders in the economic climate then facing the Company. Given the strategic decisions the Company would likely be facing during fiscal year 2009 to address the industry downturn, and potential costs and uncertainty that could accompany these decisions, the Committee found it difficult to set performance metrics for equity awards, since they might not serve as an appropriate incentive during the course of the performance period. Accordingly, in February 2009, the Committee awarded options in lieu of the performance award units so as to provide a link between appreciation in share price and individual performance. In accordance with his suggestion, Mr. Keithley did not receive an equity award. Ms. Rae and Mr. Plush generally received a 75-25 split between options and restricted stock units and the other executive officers, other than Mr. Faia, generally received a 60-40 split of options and restricted stock units. Mr. Faia’s received an award consisting solely of options as an inducement to join the Company in February 2009. In addition, the Company’s low stock price required lower target values to meet competitive dilution or burn rate guidelines.

The following table shows the median total dollar amount of the long-term compensation as determined by Radford for each executive officer, the actual number of stock options and restricted stock units granted to each named executive officer in fiscal year 2009, and the total dollar value of long-term awards granted for fiscal year 2009.

	Median Target
	Dollar Value of the		Number of	Dollar Value of
	Long-Term	Number of Stock	Restricted Stock	Long-term
	Compensation as	Options Awarded	Granted in	Incentives Awarded
Named Executive	Determined by	in Fiscal Year	Fiscal Year	in Fiscal Year
Officer	Radford	2009	2009	2009(1)

Joseph P. Keithley	$595,500	—	—	—
Mark J. Plush	$196,200	27,500	4,600	$55,097
Linda C. Rae	$320,100	31,000	5,200	$62,153
Larry L. Pendergrass	$103,100	17,400	5,800	$43,501
Daniel A. Faia	$146,800	70,000	—	$111,219

(1)	For this purpose, restricted stock award units are valued at the share price at the time of the grant, and stock options are valued at the time of the grant, based on a formula provided by Radford and applied by Keithley that represents about 50% of the stock price at the date of grant, and is not the value the Company uses to expense the stock options under U.S. GAAP. This valuation method involves fewer assumptions and typically is higher than the U.S. GAAP value and is believed by the Committee to be more appropriate for establishing levels of compensation. For additional detail about our equity awards and the accounting for them, see the “Grants of Plan-Based Awards for Fiscal Year 2009” and the “Outstanding Equity Awards at September 30, 2009” tables on pages 19 and 20.

The second three-year performance period under the Company’s Performance Share Award Unit Program was completed at the end of fiscal year 2009. The Committee reviewed the award payouts under the program in November 2009. The Committee reviewed the revenue growth of the peer companies compared to the Company’s revenue growth for the relevant three-year period that ended June 30, 2009. In addition, the Committee reviewed the Company’s average ROA and average ROIC for the three-year period that ended September 30, 2009. It was determined that based on the Company’s performance that the participants in the Performance Share Award Unit Program had earned no payout.

In December 2009, the Committee approved a Performance Share Award Unit Program using the comparison of the Company’s Total Shareholder Return (TSR) growth rate compared to that of companies in the Russell Microcap Index from the date of grant through September 30, 2012 as the performance measure, rather than the ROA and ROIC measures and peer group used in the past. Awards were made under this program on December 4, 2009 and the common shares subject to the performance awards will be earned and issued at the target (100%) payout amounts if the Company’s TSR growth rate is at median of the companies in the index. Actual payout percentages will range from a minimum payout of 4% of the target amount if the Company’s TSR just exceeds the 25th percentile and a maximum payout of 200% of the target amount at or above the 75th percentile.

Health and Welfare

The Committee reviews the benefits provided to executive officers annually. Periodically it compares the value of these benefits to market data provided by Radford to ensure that said benefits and their value are reasonable and customary.

The Committee has provided named executive officers with the same health and welfare benefits it provides all its other U.S. based employees; including medical, dental and vision coverage, life and disability insurance, a defined benefit pension plan, a defined contribution plan and an employee stock purchase plan. The named executive officers also have had, other than in fiscal year 2009, the option to participate in the Company’s Deferred Compensation Plan. In addition, the Company provides each employee with term life insurance with death benefits equal to two times base salary, although executive officers, at their option, may receive whole life insurance rather than term life insurance.

Retirement Plans

The Company provides opportunities for all employees to save for retirement in four benefit plans: a voluntary defined contribution plan (401(k)), a company funded defined benefit pension plan, an employee stock purchase plan and a deferred compensation plan. These plans are designed to provide competitive retirement benefits.

401(k).  The Company maintains a defined contribution retirement plan for all its eligible employees in the United States under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”).

The 401(k) Plan offers the named executive officers and all other employees the opportunity to defer income. In years prior to fiscal year 2009, the Company made a mandatory matching contribution to each employee equal to 25% of up to 6% compensation deferred by the employee, and was to match up to 50% of up to 6% of compensation deferred depending upon the Company’s financial performance. In December 2008, the Company determined to suspend its matching contributions in response to the rapid deterioration in global economic and industry conditions. The rules of the Internal Revenue Code limit the compensation that may be used in applying any deferral election or matching contribution. In 2009, that limit was $16,500 the (“IRS Cap”). In addition, the 401(k) Plan limits contributions to 25% of an employee’s base pay or the IRS Cap, whichever is less. The Company does not provide a tax-deferred non-qualified plan which would allow employees in excess of the IRS Cap to defer and receive a match on that portion of their compensation that does not qualify for the 401(k) Plan.

Defined Benefit Pension Plan.  The Company’s United States pension plan provides retirement benefits to eligible participants who terminate employment at or after age 65, or who terminate employment before age 65 with at least five years of service. Benefits commence after termination of employment, but not before age 55. Retirement benefits are computed on the basis of pension credits for each year of the employee’s service. Generally, an employee’s pension credits will be equal to the sum of (i) 0.9% of the employee’s high five-year average annual compensation, not in excess of the employee’s Social Security “covered compensation” (as defined by Section 401(I)(5)(E) of the Internal Revenue Code) as of September 30, 1999, plus 1.5% of such average annual compensation in excess of “covered compensation,” with such sum multiplied by the employee’s years of credited service (up to 30 years) through September 30, 1999; plus (ii) 1.2% of the employee’s annual compensation for each plan year beginning on or after October 1, 1999. The annual retirement benefit (paid as a straight life annuity) of an average employee who works until normal retirement age will equal approximately 20-25% of his or her final pay at age 65. Several factors would impact the amount of the retirement benefit including leaving employment prior to normal retirement age or receiving wages that exceed the compensation limit for qualified pension plans. The Company does not maintain any Supplemental Retirement plans in which any named executive officer participates.

Employee Stock Purchase Plan.  The Company provides an Employee Stock Purchase Plan to all eligible employees, including named executive officers. The plan provides that an employee may defer up to $25,000 per calendar year into the plan. The plan purchases shares with monies deferred once a year giving each plan participant a 5% discount on the share price. The share price is determined by the closing share price on the last day of the plan year which is June 30.

Deferred Compensation Plan.  The Deferred Compensation Plan provides executive officers, directors and other key employees the opportunity to defer receipt of cash compensation. The Company does not contribute to this plan. For fiscal year 2009, the Deferred Compensation Plan was not available for use due to cost-cutting measures. When available, participants may elect to defer all or part of their cash compensation (base salary and annual bonus) for a specified period of years or until retirement. Participants can select from a variety of investment funds from which the earnings on their deferred cash compensation account will be determined. Participants in the Deferred Compensation Plan are considered unsecured creditors of the Company.

Perquisites

The Company provides executive officers with a Company car, a cell phone, access to financial planning services, and access to a health club membership. Executive officers other than Mr. Keithley receive whole life insurance equal to two times their annual salary (in lieu of term insurance that is available to other employees and received by Mr. Keithley). In addition, to assist the Company in conducting business meetings and/or entertainment, the Company pays the cost of certain club dues for the CEO. Although the CEO may derive some personal benefit from the club use, the membership is used extensively for business purposes and he pays all expenses of his personal use.

Change in Control and Other Severance Arrangements

Upon a change in control as defined in the Keithley Instruments, Inc. 2002 Stock Incentive Plan and 2009 Stock Incentive Plan, all stock options and any outstanding stock appreciation rights granted under the plans become immediately exercisable in full and all restricted stock grants, including performance award units, become immediately vested and any applicable restrictions lapse. Performance award units vest at target levels. The Company does not have a formal severance policy, and the Committee must review and approve the severance of any officer. With the exception of Mr. Plush, no executive officer has a separate agreement providing change in control benefits, other than with respect to their equity awards.

Equity Award Granting Practices

The Committee’s typical practice has been to grant long-term incentive awards (options, performance award units and restricted stock units) at its November meeting held during the Company’s first fiscal quarter. The Board of Directors adopted a formal policy regarding the granting of equity awards in December 2006, which was amended in August 2009, and provides for the following:

•	All options will be made in accordance with the 2002 Stock Incentive Plan, 2009 Stock Incentive Plan or any successor plan.

•	All awards will be granted by the Committee, except for stock options, performance unit awards, restricted stock or restricted stock units to be granted by the CEO pursuant to specifically delegated authority, including inducement grants to new hires, retention grants and promotion grants, which may not exceed a certain number of shares per fiscal year as established by the Committee. In 2009, the Committee allocated 20,000 shares for this delegated authority. The CEO’s delegated authority does not include any grants to executive officers, which is retained solely by the Committee.

•	All annual grants will generally be made at a Committee meeting held in conjunction with the first regularly scheduled Board meeting of the fiscal year, which will generally be scheduled to occur shortly after the announcement of fiscal year-end earnings. As discussed above, in fiscal year 2009, the Committee deferred consideration of annual equity grants at its November 2008 meeting due to rapidly changing economic and industry conditions, which made it difficult to establish appropriately challenging performance goals.

•	Annual grants will have a grant date of the approval date and will have an exercise price of the NYSE closing price on the date of approval or the next trading day after the date of approval if the approval date is not a trading date.

•	Any off-cycle award (awards to new hires or in connection with a promotion or other special recognition) made by either the Committee or the CEO will have a grant date of the third trading day following the next release of annual or quarterly earnings and an exercise price equal to the closing price of the NYSE closing price on the grant date.

In addition, all long-term equity incentive awards are subject to forfeiture, set off and recoupment for certain claims that the Company may have against an award recipient within a three-year period following the end of the recipient’s employment with the Company. These claims include:

•	direct or indirect disclosure of trade secret or confidential information;

•	use of confidential information within the three years preceding the recipient’s termination from employment with the Company;

•	any material violation by the optionee of the terms of any written agreement between the recipient and the Company;

•	any act of embezzlement, fraud or breach of fiduciary duty during the recipient’s employment with the Company that contributed to a restatement of the Company’s financial statements;

•	any act of embezzlement, fraud, dishonesty, nonpayment of any obligation to the Company, breach of fiduciary duty or deliberate disregard of Company rules resulting in a loss, damage or injury to the Company; or

•	any attempt to induce any Company employee or any consultant of the Company to terminate his or her employment or other contractual relationship with the Company.

These rights of forfeiture, set off and recoupment extend to any gain, profit and income a recipient has realized from awards granted in 2007 or later, net of amounts withheld by the Company in connection with any exercise(s), within the 36-month period prior to the violation.

Company Stock Ownership Guidelines

In anticipation of granting restricted stock units to executive officers in fiscal year 2009, the Committee adopted a Share Ownership Program which requires executive officers who receive restricted stock units under the long-term incentive program to hold some portion of the vested after-tax award for a period of ten years or termination from the Company. The percentages of after-tax amounts to be held are as follows:

Job Title	% of Restricted Grant (after tax) to be Held

CEO	100%
COO	75%
CFO	75%
Vice President	50%

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

Compensation and Human Resources Committee
Brian R. Bachman, Chairman
Leon J. Hendrix, Jr.
Dr. N. Mohan Reddy
Thomas A. Saponas

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation for our Chief Executive Officer and Chief Financial Officer, as well as the three next highest paid executive officers of the Company during fiscal year 2009 (collectively, the “Named Executive Officers”).

							Change in Pension
						Non-Equity	and Nonqualified
				Stock	Option	Incentive Plan	Compensation	All
	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Other(4)	Total

Joseph P. Keithley	2009	$386,918	—	$(54,453)	$110,189	—	$125,306	$50,564	$618,524
Chairman, President	2008	425,184	—	$126,202	107,421	—	11,182	54,315	724,304
and CEO	2007	425,184	—	—	81,538	—	63,589	58,095	628,406
Mark J. Plush	2009	$232,586	—	$(24,856)	$29,641	—	$88,705	$33,830	$359,906
Vice President and	2008	255,589	—	$47,225	23,980	—	12,292	35,320	374,406
Chief Financial Officer	2007	255,589	—	—	15,418	—	45,593	41,261	357,861
Linda C. Rae	2009	$250,263	—	$(80,028)	$90,788	—	$32,699	$22,863	$316,585
Executive Vice President and Chief	2008	275,015	—	$70,125	84,164	—	59	35,181	464,544
Operating Officer	2007	272,530	—	44,100	59,742	—	13,467	35,041	424,880
Larry L. Pendergrass	2009	$207,200	—	$(46,934)	$35,286	—	$29,991	$19,992	$245,535
Vice President, New	2008	221,793	—	$41,162	31,728	—	8,967	27,451	331,101
Product Development	2007	211,716	—	25,550	38,446	—	15,759	32,928	324,399
Daniel A. Faia(5)	2009	$166,672	—	—	$12,524	—	$23,881	$100,000	$279,196
Vice President, Worldwide	2008	—	—	—	—	—	—	—	—
Sales & Support	2007	—	—	—	—	—	—	—	—

(1)	The figures reported represent the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to fiscal years 2009, 2008 and 2007, computed in accordance with U.S. GAAP for stock options, performance units and restricted stock units awarded under the Company’s long-term compensation program and, more specifically, under the Company’s 2002 Stock Incentive Plan. Negative amounts are attributable to reversals of previously-recorded expenses as targeted attainment levels were not achieved for the 2007 Performance Share Unit Plan and are not expected to be achieved for the 2008 Performance Share Unit Plan. See Note I of Notes to Consolidated Financial Statements included in “Part II - Item 8 — Financial Statements and Supplemental Data” of the Company’s Annual Report on Form 10-K for fiscal year 2009 for a description of the assumptions used in that computation. The actual value realized to the Named Executive Officers with respect to stock awards will depend on the market value of the Company’s common shares on the date that final performance award units are determined and when such stock granted thereunder is sold, and with respect to option awards, will depend on the difference between the market value of the common shares on the date the option is exercised and the exercise price.

(2)	Represents annual cash incentive awards under the Annual Incentive Compensation Plan. For fiscal years 2007 and 2008, the Company did not achieve the threshold targets specified for payout of bonus awards under the Annual Incentive Compensation Plan. For fiscal year 2009, the awards under the Annual Incentive Compensation Plan were cancelled. Accordingly, no amounts were earned under this plan in fiscal years 2009, 2008 or 2007. See “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Bonus Program under the Annual Incentive Compensation Plan” on page 12.

(3)	Amounts consist of the change in the annual actuarial present value of the pension benefits for each Named Executive Officer pursuant to the Company’s Defined Benefit Pension Plan, as also reported in the Pension Benefits at September 30, 2009 table on page 21. The discount rate used to determine the present value of the pension benefit was 6.0%, 7.0% and 6.375% for fiscal years 2009, 2008 and 2007, respectively. None of the Named Executive Officers received above-market or preferential earnings on deferred compensation under the Deferred Compensation Plan.

(4)	The following table provides detail for the aggregate “All Other” Compensation for each Named Executive Officer:

			401(k)
		Company	Matching		Financial	Life
	Year	Car(a)	Contribution	Club Dues	Planning	Insurance(c)	Miscellaneous

Joseph P. Keithley	2009	$14,550	$107	$14,716	$12,000	$9,191	—
	2008	15,069	3,375	14,681	12,000	9,190	—
	2007	16,289	6,065	14,842	12,000	8,899	—
Mark J. Plush	2009	$18,251	$853	$1,946	$7,500	$5,280	—
	2008	17,417	$3,375	2,000	7,500	5,028	—
	2007	21,162	5,981	2,000	7,500	4,618	—
Linda C. Rae	2009	$18,204	$356	$1,003	$1,500	$1,800	—
	2008	18,678	3,375	1,677	7,500	1,786	$2,165	(b)
	2007	18,036	6,052	1,800	7,500	1,653	—
Larry L. Pendergrass	2009	$14,943	—	—	$1,055	$3,994	—
	2008	12,635	3,323	—	7,500	3,994	—
	2007	15,430	6,004	—	7,500	3,994	—
Daniel A. Faia	2009	—	—	—	—	—	$100,000	(b)
	2008	—	—	—	—	—	—
	2007	—	—	—	—	—	—

(a)	The amounts were determined based on costs of the car leases, insurance, maintenance and gasoline.

(b)	For Ms. Rae, represents payment made upon the sale of a Company car pursuant to the terms of the lease arrangement and for Mr. Faia, represents a real estate allowance paid in connection with relocation to Cleveland, Ohio pursuant to the terms of Mr. Faia’s employment letter.

(c)	Represents premiums for whole life insurance and, for Mr. Keithley, term life insurance.

(5)	Mr. Faia joined the Company in February 2009.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2009

										Exercise	Grant Date
					Estimated Future Payouts			All Other Stock	All Other Option	or Base	Fair
		Estimated Future Payouts Under			Under			Awards: Number	Awards: Number	Price of	Value of Stock
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Shares	of Securities	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Underlying	Awards	Awards
Name	Date	$	$	$	#	#	#	or Units #(3)	Options #(4)	$/Sh(5)	$(6)

Joseph P. Keithley	—	—	—	—	—	—	—	—	—	—	—
Mark J. Plush	2/6/09	—	—	—	—	—	—	4,600	27,500	$2.99	$42,822
Linda C. Rae	2/6/09	—	—	—	—	—	—	5,200	31,000	$2.99	$48,315
Larry L. Pendergrass	2/6/09	—	—	—	—	—	—	5,800	17,400	$2.99	$35,734
Daniel A. Faia	2/9/09	—	—	—	—	—	—	—	70,000	$3.16	$78,260

(1)	Represents possible payouts under the Annual Incentive Compensation Plan. Awards initially approved in November 2008 for fiscal year 2009 were cancelled. Accordingly, no annual incentive payouts were made for fiscal year 2009. See “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Bonus Program under the Annual Incentive Compensation Plan” on page 12.

(2)	Represents the range of performance units that may be actually earned pursuant to the performance awards made under the 2002 Stock Incentive Plan as part of the long-term compensation program. No performance awards were made in fiscal year 2009. See “Compensation Discussion and Analysis — Elements of Compensation — Long Term Compensation Program” on page 12.

(3)	Represents restricted stock units awarded under the 2002 Stock Incentive Plan as part of the long-term compensation program that become fully vested on February 6, 2013. Common shares represented by such vested restricted unit awards will be delivered promptly after such vesting date.

(4)	Represents stock options awarded under the 2002 Stock Incentive Plan as part of the long-term compensation program having an exercise price equal to the fair market value of the common shares on the date of grant. The options vest and become vested as to 50% of the shares on the second anniversary of the date of grant and then 25% of the shares on each anniversary thereafter. All unvested options terminate upon the termination of employment for any reason. There are additional forfeiture and recoupment mechanisms for conduct that is detrimental to the Company. See forfeiture discussion on page 16. In any event, options expire ten years from the date of grant unless otherwise expired as described above.

(5)	Represents the exercise price of each stock option reported in this table, which equaled the closing date market price on the NYSE for the Company’s shares on the grant date.

(6)	These amounts are determined by using U.S. GAAP valuations times the number of shares subject to the option granted and the number of restricted stock units granted. For options, the U.S. GAAP per share valuation was $1.057, except for Mr. Faia’s option, for which the per share valuation was $1.118, and for restricted stock units it was $2.99 per share.

OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2009

	Option Awards					Stock Awards
								Equity Incentive	Equity Incentive
	Number of	Number of				Number of	Market Value	Plan Awards:	Plan Awards:
	Securities	Securities				Shares or	of Shares or	Number of	Market or Payout
	Underlying	Underlying				Units of Stock	Units of Stock	Unearned	Value of Unearned
	Unexercised	Unexercised		Option		That Have	That Have	Shares, Units	Shares, Units
	Options	Options		Exercise	Option	Not Yet	Not Yet	or Other Rights	or Other Rights
	#	#		Price	Expiration	Vested	Vested	That Have Not	That Have Not
Name	Exercisable	Unexercisable		$	Date	#	$(1)	Yet Vested #	Yet Vested $ (1)(2)

Joseph P. Keithley	120,000			45.125	8/1/2010	2,616 (6)	14,493	0	0
	100,000			18.41	7/24/2011
	100,000			13.76	7/23/2012
	100,000			16.12	7/18/2013
	70,000			18.75	7/16/2014
	41,250	13,750	(3)	15.05	10/3/2015
		38,300	(4)	9.12	11/9/2017
Mark J. Plush	42,000 (7)			45.125	8/1/2010	6,744 (9)	37,362	0	0
	38,000 (8)			18.41	7/24/2011
	25,029			13.76	7/23/2012
	33,000			16.12	7/18/2013
	28,000			18.75	7/16/2014
	7,800	2,600	(3)	15.05	10/3/2015
		12,700	(4)	9.12	11/9/2017
		27,500	(5)	2.99	2/6/2019
Linda C. Rae	12,000			45.125	8/1/2010	5,200 (2)	28,808	0	0
	25,000			18.41	7/24/2011
	30,000			13.76	7/23/2012
	50,000			16.12	7/18/2013
	41,000			18.75	7/16/2014
	18,750	6,250	(3)	15.05	10/3/2015
	12,500	12,500	(10)	14.00	1/30/2017
		19,300	(4)	9.12	11/9/2017
		31,000	(5)	2.99	2/6/2019
Larry L. Pendergrass	20,000			12.43	5/19/2013	5,800 (2)	32,132	0	0
	25,000			18.75	7/16/2014
	6,600	2,200	(3)	15.05	10/3/2015
	4,800	4,800	(10)	14.00	1/30/2017
		8,300	(4)	9.12	11/9/2017
		17,400	(5)	2.99	2/6/2019
Daniel Faia		70,000	(11)	3.16	2/9/2019	0	0	0	0

(1)	These amounts represent performance award units that were granted in fiscal years 2007 and 2008 under the 2002 Stock Incentive Plan as part of the long-term compensation program. For units that were granted in fiscal year 2007, there was no payout and, for the awards granted in 2008, there is not expected to be a payout.

(2)	Represents restricted stock units awarded under the 2002 Stock Incentive Plan as part of the long-term compensation program, which vest four years after the date of grant.

(3)	Represents options that vested as follows: 50% of the shares vested on October 3, 2007; 25% of the shares vested on October 3, 2008; and the final 25% of the shares vested on October 3, 2009.

(4)	Represents options that vest as follows: 50% of the shares vested on November 9, 2009; 25% of the shares will vest on November 9, 2010; and the final 25% of the shares will vest on November 9, 2011.

(5)	Represents options that vest as follows: 50% of the shares vest on February 6, 2011; 25% of the shares vest on February 6, 2012; and the final 25% of the shares will vest on February 6, 2013.

(6)	1,308 shares vest each December 1st through 2010.

(7)	Includes an option to purchase 20,231 shares held by Mr. Plush’s former wife. Mr. Plush may exercise the options solely upon the direction of his former wife who is entitled to the shares issued upon exercise.

(8)	Includes an option to purchase 16,251 shares held by Mr. Plush’s former wife. Mr. Plush may exercise the options solely upon the direction of his former wife who is entitled to the shares issued upon exercise.

(9)	Includes 4,600 restricted stock units awarded under the 2002 Stock Incentive Plan as part of the long-term compensation program, which vest four years after the date of grant and 1,192 shares that vest on June 1, 2010 and 952 shares that vest on June 1, 2011.

(10)	Represents options that vest as follows: 50% of the shares vested on January 30, 2009; 25% of the shares vest on January 30, 2010; and the final 25% of the shares vest on January 30, 2011.

(11)	Represents options that vest as follows: 50% of the shares vest on February 9, 2011; 25% of the shares vest on February 9, 2012; and the final 25% of the shares will vest on February 9, 2013.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2009

None of the named executive officers exercised any options and no restricted stock award units or performance award units vested and resulted in the issuance of common shares to any of the named executive officers during fiscal year 2009.

PENSION BENEFITS AT SEPTEMBER 30, 2009

			Present Value	Payments
		Number of Years	of Accumulated	During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Joseph P. Keithley	Keithley Instruments, Inc. Employees’ Pension Plan	33.4	$647,937	—
Mark J. Plush	Keithley Instruments, Inc. Employees’ Pension Plan	27.6	$419,540	—
Linda C. Rae	Keithley Instruments, Inc. Employees’ Pension Plan	14.6	$90,530	—
Larry L. Pendergrass	Keithley Instruments, Inc. Employees’ Pension Plan	6.3	$89,782	—
Daniel Faia	Keithley Instruments, Inc. Employees’ Pension Plan	0	—	—

(1)	The accrued benefits are shown as annual straight life annuities payable at age 65 calculated as of the measurement date of September 30, 2009. The actuarial present value of the accumulated benefits under the Defined Benefit Plan is based on assumptions consistent with those used for fiscal year 2009 disclosure under U.S. GAAP, which includes a discount rate of 6.000%, retirement at age 65 and no pre-retirement decrements. See discussion of “Defined Benefit Pension Plan” on page 14.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2009

	Executive	Registrant	Aggregate Earnings	Aggregate	Aggregate
	Contributions in	Contributions in	(Losses) in Last	Withdrawals/	Balance at
	Last FY	Last Fiscal Year	Fiscal Year	Distributions	Last Fiscal Year
Name	($)	($)	($)(1)	($)	($)

Joseph P. Keithley	—	—	(37,276)	560,424 (3)	-0-
Mark J. Plush	—	—	(1,385)	-0-	159,975
Linda C. Rae	—	—	2,068	-0-	74,775
Larry L. Pendergrass(2)	—	—	—	—	—
Daniel A. Faia(2)	—	—	—	—	—

(1)	Not reported as compensation to the Named Executive Officers for tax purposes. See discussion of “Deferred Compensation Plan” on page .

(2)	Messrs. Pendergrass and Faia are not participants in this plan.

(3)	Mr. Keithley’s distribution was made pursuant to his previously made election to receive a lump sum payment at the beginning of the month of his 60th birthday.

POTENTIAL PAYMENTS UPON EMPLOYMENT TERMINATION,
DEATH OR CHANGE OF CONTROL

				Change
	Involuntary Termination	Termination/		of
Name	Other Than for Cause(1)	Retirement(1)	Death(1)	Control(1)(2)

Joseph P. Keithley	—	—	—	$121,415
Mark J. Plush	$661,583 (3)	—	—	$242,896
Linda C. Rae	—	—	—	$254,286
Larry L. Pendergrass	—	—	—	$163,430
Daniel A. Faia	—	—	—	$387,800

(1)	The Company generally does not enter into employment agreements with its executive officers. Upon termination from employment, the Keithley Instruments, Inc. Employees’ Pension Plan may provide certain benefits to participants, including executive officers, depending on the reason for termination. In addition, the Annual Incentive Plan and Performance Award Agreements provide the Committee discretion to award terminated employees a pro-rate share of an award depending on the circumstances of their termination.

(2)	All Equity Awards provide for accelerated vesting upon a change in control. The amounts shown represent the sum of (a) the in-the-money value of the unvested stock options, (b) the value of the unvested performance award units awarded at target levels and (c) the value of the unvested restricted stock units. All values were computed as of the end of fiscal year 2009 and based upon the closing price of the common shares on the last trading day of fiscal year 2009 of $5.54.

(3)	While the Company generally does not enter into employment agreements with its executive officers it did; however, during a transition in management in 1994 enter into an employment agreement with Mr. Plush. The amount shown represents amounts that the Company would owe Mr. Plush if he were terminated without cause as defined in the Employment Agreement by and between the Company and Mr. Plush dated April 7, 1994, and as amended on December 31, 2008 (the “Agreement”)($268,199 represents a true up of benefits due under the Pension Plan which would be paid over time, $383,384 represents severance that would be paid in the same manner as payroll and $10,000 represents the amount for outplacement services.) The Agreement provides that, in the case of change of control, the Employment Agreement will be extended for the rest of its term, but in no event less than eighteen months.

In addition, the Employment Agreement provides for the following severance in case of termination without cause:

•	At least six months of severance or one month of service for each year of service not to exceed 18 months, whichever is greater (the first six months of severance paid as a lump sum on the first business day following the expiration of six month following the date of termination and the balance paid as salary continuation);

•	Full participation in the Annual Incentive Compensation Plan provided the termination is after June 30th;

•	Full participation in any performance award if the performance measuring period is within six months following his termination;

•	30 days to exercise all vested options; provided such 30 days does not extend the term of the options;

•	Supplemental Retirement Benefit to true up his pension benefit to be paid 181 days following the date of his termination payable in the form of a single life annuity;

•	All fringe benefits that he was receiving immediately prior to his termination for the period of his severance; and

•	Outplacement services not to exceed $10,000.

DIRECTOR COMPENSATION

Effective October 1, 2007, non-employee directors’ began receiving their compensation based upon a retainer structure. Previously, director compensation was based on a combination of retainer and meeting attendance. The change in structure did not result in a material change to the total compensation that an individual director received. This change was implemented so that meeting fees would not be a limit on Board of Director involvement in important corporate matters.

For fiscal year 2009, directors who are not employees of the Company received the following fees, which are paid quarterly:

Annual Retainer	$22,000
Lead Director	$11,000
Audit Committee Chairperson	$22,000
Compensation and Human Resources Committee Chairperson	$12,000
Other Committee Chairpersons	$10,000
Audit Committee members excluding Chairperson	$12,000
Compensation and Human Resources Committee members (excluding Chairperson)	$7,000
Other Committee members excluding Chairperson	$5,000

For fiscal year 2010, the Compensation Committee approved an increase to the annual retainer by $5,000 due to the dissolution of the Strategy Committee and shift of its responsibilities to the full Board of Directors.

Directors may defer their fees under the Keithley Instruments, Inc. 1996 Outside Directors Deferred Stock Plan. Under the terms of that Plan, the fees are invested in common shares, the total number of which are included in Security Ownership of Management table found on page 28, and will be paid out in cash or common shares on a specified date or upon retirement from the Board per the election of the recipient.

In addition to retainer fees paid in cash, for fiscal year 2009, each non-employee director received an annual common share grant equal to up to $58,000 issued in four installments. As a result of the Company’s low stock price, in December 2008 the Compensation and Human Resources Committee determined that it should limit the number of common shares to be issued to each non-employee director with respect to his or her annual common share grant to 3,000 shares per quarter. This will limit the dilution of shareholders and will have the effect of lowering the non-employee directors total compensation if the common share price is below $4.83 per share. Accordingly, for fiscal year 2009, the aggregate value of the annual common share grant was approximately $49,000. Additionally, any new non-employee director will receive a restricted stock award worth $75,000, rounded to whole shares, upon his or her initial appointment to the Board. The shares will vest over a three-year period. These shares are issued pursuant to the Keithley Instruments Inc. 2002 Stock Incentive Plan.

Effective October 1, 2005, the Board established a policy requiring directors to own $100,000 of common shares in the Company (including shares held in the deferred compensation plan). The value of the shares is calculated based on the higher of the aggregate market value on (1) the date of acquiring the shares or (2) the date on which compliance with the policy is measured. It is expected that the Company’s directors achieve this ownership level within four years of the establishment of the policy, or in the case of new directors, within four year’s of their election. All of the directors have met this obligation.

The following table summarizes the compensation received by each director during fiscal year 2009:

Director Compensation for Fiscal Year 2009

			Fees Earned
	Fees Earned or		or Paid
	Paid in Cash		in Stock	Total
Name	($)		($)(1)	($)

James T. Bartlett(2)	24,500		23,468	47,968
Brian R. Bachman	39,000		49,544	88,544
James B. Griswold	46,500	(3)	49,544	96,044
Leon J. Hendrix, Jr.	34,000	(3)	49,544	83,544
Brian J. Jackman	44,000	(3)	49,544	93,544
Dr. N. Mohan Reddy	38,000	(3)	49,544	87,544
Thomas A. Saponas	41,500	(3)	49,544	91,044
Barbara V. Scherer	52,500		49,544	102,044
R. Elton White(2)	19,500		23,468	42,968

(1)	Represents the annual common share grant awarded under the Company’s 2002 Stock Incentive Plan described above. This dollar amount is the amount recognized for financial statement purposes in accordance with U.S. GAAP.

(2)	Messrs. Bartlett and White ceased to be directors when their terms expired on February 7, 2009.

(3)	Represents the dollar value of fees that have been deferred in the 1996 Outside Directors Deferred Stock Plan described above.

The Company also reimburses directors for their reasonable expenses associated with attending Board meetings and provides them with liability insurance coverage for their activities as directors.

Under the Company’s Articles of Incorporation and Code of Regulations, the directors are entitled to indemnification from the Company to the fullest extent permitted by Ohio law. The Company has entered into indemnification agreements with each of the directors. The agreements do not increase or decrease the scope of the indemnification provided by law and set forth processes and procedures for indemnification claims.

Audit Committee Report

The Audit Committee has reviewed and discussed with Keithley’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Keithley contained in the Annual Report on Form 10-K for the 2009 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to SAS No. 114, which includes, among other items, matters related to the conduct of the audit of Keithley’s financial statements.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP its independence from Keithley.

In addition, the Audit Committee, in consultation with management, the independent registered public accounting firm and the internal auditors, has reviewed management’s report on internal control over financial reporting as of September 30, 2009 and the independent registered public accounting firm’s attestation report (which are required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and has considered the effectiveness of the Company’s internal control over financial reporting.

Based on these reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Keithley’s Annual Report on Form 10-K for its 2009 fiscal year for filing with the Securities and Exchange Commission.

Audit Committee
Barbara V. Scherer, Chairman
Brian J. Jackman
James B. Griswold

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 1958. The following table shows the fees incurred by the Company for PricewaterhouseCoopers LLP’s professional services rendered for the fiscal years ended September 30, 2009 and 2008:

	Fiscal 2009	Fiscal 2008

Audit Fees	$698,000	$811,400
Audit Related Fees	10,000	—
Tax Fees	206,000	279,900
All Other Fees	3,000	3,000

Total	$917,000	$1,094,100

Fees related to fiscal 2009 and 2008 are comprised of the services as described in the following items:

•	“Audit Fees” consist of fees incurred for professional services rendered for the audit of Keithley Instruments, Inc.’s consolidated financial statements, the audit of the Company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, Section 404, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

•	“Audit Related Fees” consist of fees incurred for due diligence services related to the sale of the Company’s RF product line.

•	“Tax Fees” consist of fees incurred for professional services for tax compliance, tax advice and tax planning for the Company’s subsidiaries and sales offices in various tax jurisdictions throughout the world.

•	“All Other Fees” consist of licensing fees for an accounting research database maintained by PricewaterhouseCoopers LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

PROPOSAL TWO:
RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLC AS
THE COMPANY’S INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLC or its predecessor, Price Waterhouse, has served as the Company’s independent accountants since 1958 and has been appointed by the Audit Committee to continue as the Company’s independent accountants for the fiscal year ending September 30, 2010. In the event that ratification of this selection of auditors is not approved by a majority of the shareholders at the Annual Meeting in person or by proxy, the Audit Committee will reconsider its selection of auditors.

PricewaterhouseCoopers LLC has no interest, financial or otherwise, in the Company. A representative of PricewaterhouseCoopers LLC is expected to be present at the Annual Meeting. The auditors will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required for Approval

The affirmative vote of the majority of the votes cast at the meeting by holders of the common shares and Class B common shares present, in person or by proxy, and entitled to vote at the meeting is required for the approval of this proposal.

The Board recommends a vote for the ratification of the selection of PricewaterhouseCoopers LLC as the Company’s independent accountants.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

The following persons are known to the Company to be the beneficial owners of more than 5% of the voting securities of the Company as of December 15, 2009 (unless otherwise noted):

			Class B
	Common Shares		Common Shares(1)
	Number of		Number of		Percentage
	Shares		Shares		of Total
	Beneficially	Percent	Beneficially	Percent	Voting
Name of Beneficial Owner	Owned	of Class	Owned	of Class	Power

Joseph P. Keithley	693,793 (2)	4.9%	2,130,878 (3)	99.1%	61.7%
c/o Keithley Instruments, Inc. 28775 Aurora Road Cleveland, Ohio 44139
NWQ Investment Management Company, LLC(4)	1,857,926	13.81%	—	—	5.1%
2049 Century Park East, 16th Floor Los Angeles, California 90067
Renaissance Technologies LLC(5)	1,018,500	7.50%	—	—	2.8%
800 Third Avenue New York, New York 10022
Babson Capital Management LLC(6)	840,000	6.24%	—	—	2.3%
470 Atlantic Avenue Boston, Massachusetts 02210-2208
Bank of America Corporation(7)	795,298	5.91%	—	—	2.2%
100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, North Carolina 28255
Laurence W. Lytton(8)	737,795	5.4%	—	—	2.0%
467 CPW New York, New York 10025

(1)	Pursuant to the Company’s Amended Articles of Incorporation, all holders of Class B common shares are entitled to convert any or all of their Class B common shares into common shares at any time, on a share-for-share basis.

(2)	Includes common shares represented by options exercisable on or before February 13, 2010, by Joseph P. Keithley (564,150 shares). Such shares are deemed to be outstanding for the purpose of computing the percentage of shares outstanding owned by Mr. Keithley and his percentage of total voting power of the Company’s capital stock, but are not deemed outstanding for the purpose of computing the percentage of shares held by or total voting power of any other person. Also includes 1,308 shares of restricted stock that are subject to certain vesting requirements and 2,448 shares owned by Mr. Keithley’s wife. Mr. Keithley disclaims beneficial ownership with respect to the shares owned by his wife.

(3)	Includes 1,954,816 shares owned by a partnership of which Mr. Keithley serves as the general partner, and 46,062 shares owned by a trust of which Mr. Keithley serves as the co-trustee.

(4)	Information is as of December 31, 2008 and has been derived from information contained in a Schedule 13G dated February 17, 2009. NWQ Investment Management, LLC reports sole voting power with respect to 1,497,161 shares and sole dispositive power with respect to 1,857,926 shares.

(5)	Information is as of December 31, 2008 and has been derived from information contained in a Schedule 13G dated February 13, 2009. Renaissance Technologies LLC reports sole voting power with respect to 898,600 shares, sole dispositive power with respect to 1,013,600 shares and shared dispositive power with respect to 4,900 shares. Dr. James H. Simons reports beneficial ownership of such shares due to his position as control person of Renaissance Technologies LLC.

(6)	Information is as of December 31, 2008 and has been derived from information contained in a Schedule 13G/A dated June 3, 2009. Babson Capital Management LLC and Cobbs Wharf Master Fund, L.P. both report shared ownership and shared dispositive power with respect to such shares.

(7)	Information is as of December 31, 2008 and has been derived from information contained in a Schedule 13G dated February 11, 2009. Bank of America Corporation reports voting and dispositive power over the listed shares as follows:

	Sole Voting	Shared Voting	Sole Dispositive	Shared Dispositive
	Power	Power	Power	Power

Bank of America Corporation	—	479,303	—	795,298
NB Holdings Corporation	—	479,303	—	795,298
BAC North America Holding Company	—	479,303	—	795,298
BANA Holding Corporation	—	479,303	—	795,298
Bank of America, N.A.	1,083	478,220	1,083	794,215
Columbia Management Group, LLC	—	478,220	—	794,215
Columbia Management Advisors, LLC	478,220	—	791,815	2,400

(8)	Information is as of November 30, 2009 and has been derived from information contained in a Schedule 13G dated November 30, 2009.

Security Ownership of Management

The beneficial ownership of common shares and Class B common shares by each of the Company’s directors and executive officers named in the Summary Compensation Table and by all current executive officers and directors of the Company as a group on December 15, 2009, is set forth in the table below. The address for each listed person is c/o Keithley Instruments, 28775 Aurora Road, Solon, Ohio 44139.

				Class B
	Common Shares			Common Shares(1)
	Number of			Number of			Percentage
	Shares			Shares			of Total
	Beneficially		Percent	Beneficially		Percent	Voting
Name of Beneficial Owner	Owned (2)		of Class	Owned		of Class	Power

Brian R. Bachman	87,995		*	—		—	*
James B. Griswold	146,591		1.1%	—		—	*
Leon J. Hendrix, Jr.	162,678		1.2%	—		—	*
Brian J. Jackman	62,400		*	—		—	*
Joseph P. Keithley	693,793	(3)	4.9%	2,130,878	(4)	99.1%	61.7%
Dr. N. Mohan Reddy	104,405		*	—		—	*
Thomas A. Saponas	57,154		*	—		—	—
Barbara V. Scherer	50,195		*	—		—	—
Daniel A. Faia	—		—	—		—	*
Larry L. Pendergrass	64,996		*	—		—	*
Mark J. Plush	228,989	(5)	1.7%	—		—	*
Linda C. Rae	213,087		1.5%	—		—	*
All executive officers and directors as a group (13 persons)(6)	2,017,448		13.5%	2,130,878		99.1%	63.9%

*	Less than 1%

(1)	Pursuant to the Company’s Amended Articles of Incorporation, all holders of Class B common shares are entitled to convert any or all of their Class B common shares into common shares at any time, on a share-for-share basis.

(2)	Includes common shares represented by options exercisable on or before February 13, 2010 by Brian R. Bachman (60,000 shares), James B. Griswold (40,000 shares), Leon J. Hendrix, Jr. (60,000 shares), Brian J.

Jackman (10,000 shares), Joseph P. Keithley (564,150 shares), Dr. N. Mohan Reddy (45,000 shares), Barbara V. Scherer (20,000 shares), Mark J. Plush (182,779 shares), Larry L. Pendergrass (62,750 shares), Linda C. Rae (205,150 shares), and all officers and directors as a group (1,388,779 shares). Such shares are deemed to be outstanding for the purpose of computing the percentage of shares outstanding owned by each of the individuals and all officers and directors as a group and their percentage of total voting power of the Company’s capital stock, respectively, but are not deemed outstanding for the purpose of computing the percentage of shares held by or total voting power of any other person. Also includes restricted shares that are subject to certain vesting requirements for Mr. Keithley (1,308 shares) and Mr. Plush (2,144 shares). Includes shares held under the Keithley Instruments, Inc. 1996 Outside Directors Deferred Stock Plan for the benefit of Mr. Griswold (55,396 shares), Mr. Hendrix (52,483 shares), Mr. Jackman (22,205 shares), Dr. Reddy (29,210) and Mr. Saponas (22,751 shares), as to which such persons do not have current voting rights.

(3)	Includes 2,448 shares owned by Mr. Keithley’s wife. Mr. Keithley disclaims beneficial ownership with respect to the shares owned by his wife.

(4)	Includes 1,954,816 shares owned by a partnership of which Mr. Keithley serves as the general partner, and 46,062 shares owned by a trust of which Mr. Keithley serves as the co-trustee.

(5)	Includes 1,336 shares owned by Mr. Plush’s son and 36,482 common shares represented by options exercisable on or before February 13, 2010 for Mr. Plush’s former wife. Mr. Plush may exercise the options solely upon the direction of his former wife who is entitled to the shares issued upon exercise. Mr. Plush disclaims beneficial ownership with respect to the options held for the benefit of his former wife.

(6)	Includes an additional 138,950 shares subject to options exercisable on or before February 13, 2010 held by an executive officer who is not a Named Executive Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Keithley’s executive officers, directors and persons who own more than 10% of Keithley’s common shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide the Company with copies of all Section 16(a) forms that they file. Based solely on the Company’s review of these forms and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during fiscal year 2009.

OTHER MATTERS

The Board of the Company is not aware of any matter to come before the meeting other than the election of directors. However, if other matters shall properly come before the meeting, it is the intention of the persons named in the proxies to vote in accordance with their best judgment on such matters.

Any shareholder proposal intended to be presented at the Annual Meeting of Shareholders to be held in 2011 in compliance with Rule 14a-8 promulgated under the Exchange Act must be received by the Company at its principal executive offices not later than August 31, 2010, for inclusion in the Board’s proxy statement and form of proxy relating to that meeting. The Company will not be required to include in its proxy statement and form of proxy a shareholder proposal that is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Securities and Exchange Commission. In addition, if a shareholder intends to present a proposal at the Company’s 2011 Annual Meeting without the inclusion of the proposal in the Company’s proxy materials, written notice of the proposal must be given to the Secretary of the Company at its principal executive offices no later than November 15, 2010 and no earlier than October 16, 2010. If the meeting date is changed by more than 30 days from the date of the 2010 meeting date, the notice is due not less than 90 days prior nor more than 120 days prior to the 2011 meeting date and no later than the tenth day following the earlier of (a) the date on which notice of the meeting was mailed and the date on which public disclosure of the meeting date was made.

Upon the receipt of a written request from any shareholder entitled to vote at the forthcoming Annual Meeting, the Company will mail, at no charge to the shareholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended, for the Company’s most recent fiscal year. Exhibits to the Form 10-K will also be provided, at no charge to the shareholder, upon specific request for such exhibits. Requests from beneficial owners of the Company’s voting securities must set forth a good faith representation that as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such Annual Meeting. Written requests for such report should be directed to:

Mark J. Plush
Vice President and Chief Financial Officer
Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement unless contrary to your instructions. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may write to Mark J. Plush at the address above, or call 440-248-0400. We will promptly deliver a separate copy (free of charge) upon request.

You are urged to sign and return your proxy promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

December 29, 2009

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 8:00 am., Eastern Time, on February 12, 2010.

Vote by Internet · Log on to the Internet and go to www.investorvote.com/KEIT · Follow the steps outlined on the secured website.

Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	· Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees named in Item 1 and FOR Item 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Joseph P. Keithley	☐	☐	02 - Brian R. Bachman*	☐	☐	03 - James B. Griswold	☐	☐

	04 - Leon J. Hendrix, Jr.	☐	☐	05 - Brian J. Jackman*	☐	☐	06 - Dr. N. Mohan Reddy*	☐	☐

	07 - Thomas A. Saponas	☐	☐	08 - Barbara V. Scherer	☐	☐	*Elected by holders of Common Shares only.

		For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as Keithley Instruments, Inc.’s independent accountants for the fiscal year ending September 30, 2010.	☐	☐	☐	3.	To vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+

Annual Meeting of Shareholders
February 13, 2010
12:00 Noon
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KEITHLEY INSTRUMENTS, INC.
COMMON SHARES

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SATURDAY, FEBRUARY 13, 2010.
The undersigned hereby appoints JOSEPH P. KEITHLEY and MARK J. PLUSH and each of them, as proxies and attorneys, with full power of substitution, to appear and vote all the Common Shares of Keithley Instruments, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company to be held February 13, 2010, and at any postponements or adjournments thereof, and directs said proxies to vote as specified herein on the matters set forth in the notice of the meeting, and to transact such other business as may properly come before the Annual Meeting or any adjournment thereof, hereby revoking any and all proxies heretofore given.
You are encouraged to specify your choices by marking the appropriate boxes but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The named proxies cannot vote your shares unless you sign and return this card.
This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this Proxy will be voted FOR the nominees named in Item 1, FOR Item 2 and with discretionary authority on all other matters that may properly come before the meeting or any adjournment or postponement thereof.
SIGN AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE.
(Continued on the other side)

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 8:00 am., Eastern Time, on February 12, 2010.

Vote by Internet · Log on to the Internet and go to www.investorvote.com/KEITB · Follow the steps outlined on the secured website.

Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	· Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees named in Item 1 and FOR Item 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Joseph P. Keithley	☐	☐	02 - James B. Griswold	☐	☐	03 - Leon J. Hendrix, Jr.	☐	☐

	04 - Thomas A. Saponas	☐	☐	05 - Barbara V. Scherer	☐	☐		☐	☐

		For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as Keithley Instruments, Inc.’s independent accountants for the fiscal year ending September 30, 2010.	☐	☐	☐	3.	To vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+

Annual Meeting of Shareholders
February 13, 2010
12:00 Noon
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KEITHLEY INSTRUMENTS, INC.
CLASS B COMMON SHARES

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SATURDAY, FEBRUARY 13, 2010.
The undersigned hereby appoints JOSEPH P. KEITHLEY and MARK J. PLUSH and each of them, as proxies and attorneys, with full power of substitution, to appear and vote all the Class B Common Shares of Keithley Instruments, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company to be held February 13, 2010, and at any postponements or adjournments thereof, and directs said proxies to vote as specified herein on the matters set forth in the notice of the meeting, and to transact such other business as may properly come before the Annual Meeting or any adjournment thereof, hereby revoking any and all proxies heretofore given.
You are encouraged to specify your choices by marking the appropriate boxes but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The named proxies cannot vote your shares unless you sign and return this card.
This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this Proxy will be voted FOR the nominees named in Item 1, FOR Item 2 and with discretionary authority on all other matters that may properly come before the meeting or any adjournment or postponement thereof.
SIGN AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE.
(Continued on the other side)